State of Delaware
Secretary of State
Division of Corporations
Delivered 01:45 PM 04/10/2023
FILED 01:45 PM 04/10/2023
SR 20231366842 - File Number 6309637

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
OF SMART FOR LIFE, INC.
FROM A DELAWARE CORPORATION
TO A NON-DELAWARE ENTITY

(Pursuant to Section 266 of the
General Corporation Law of the State of Delaware)

Smart for Life, Inc. (the "***Corporation***"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1. The name of the Corporation is Smart for Life, Inc. and the name under which it was originally incorporated is Bonne Santé Group, Inc.

2. The date of filing of its original certificate of incorporation with the Secretary of State is February 7, 2017.

3. The jurisdiction to which the Corporation shall convert to is the State of Nevada and the name under which the entity shall be known is Smart for Life, Inc.

4. The conversion has been approved in accordance with Section 266 of the General Corporation Law of the State of Delaware.

5. The Corporation may be served with process in the State of Delaware in any action, suit or proceeding for enforcement of any obligation of the corporation arising while it was a corporation of the State of Delaware, and that it irrevocably appoints the Secretary of State as its agent to accept service of process in any such action, suit or proceeding.

6. The address to which a copy of the process shall be mailed to by the Secretary of State is 990 S Rogers Circle, Suite 3, Boca Raton, Florida 33487.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion on this 10th day of April, 2023.

By: /s/ Darren C. Minton
Name: Darren C. Minton
Title: Chief Executive Officer